                                                                Exhibit 99.1

                         ABERCROMBIE & FITCH CO. REPORTS
                          RECORD FOURTH QUARTER PROFITS


NEW ALBANY, OHIO, FEBRUARY 15, 2005: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record net income of $104.5 million and net income per share on a fully diluted basis for the fourth quarter ended January 29, 2005 of $1.15.

FOURTH QUARTER HIGHLIGHTS

     o Total Company net sales increased 23% to $687.3 million; comparable store sales increased 9%.

     o Abercrombie & Fitch fourth quarter net sales increased 6% to $396.4 million; Abercrombie & Fitch comparable store sales increased by 4%.

     o Hollister fourth quarter net sales increased 74% to $210.2 million; Hollister comparable store sales increased by 19%.

     o The Company's gross income rate was 49.0%, an increase of 240 basis points versus last year's fourth quarter rate.

     o The Company's operating profit increased 10% to $170.6 million, reflecting a 24.8% operating margin.

     o Net income per share on a fully diluted basis rose 19% to $1.15 from $0.97 in fiscal 2003.

     o Abercrombie & Fitch Co. repurchased 5.2 million shares of its Class A Common Stock.


Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

"I am extremely pleased with the progress we have made in recent months. We have delivered outstanding fashion, continued to improve the quality of product as well as the presentation, environment and service level in our stores. The expenditures we made to achieve these results have been more than compensated by improved sales and gross margin and have allowed us to deliver record fourth quarter profits. Looking forward to 2005, we will continue to invest in our merchandising and design teams as well as in the recruiting, training and retention of store management and staff. We will begin international expansion in 2005 as we open our first stores in Canada and the development of RUEHL will proceed at a measured pace. In closing, I am very pleased with our business and I am optimistic about our opportunities for profitable growth in 2005 and beyond."


FOURTH QUARTER FINANCIAL RESULTS

Net sales for the thirteen weeks ended January 29, 2005 increased 23% to $687.3 million from $560.4 million for the thirteen weeks ended January 31, 2004. Comparable store sales increased 9% in the quarter versus last year.

The gross income rate for the quarter was 49.0%, up 240 basis points from last year's fourth quarter rate of 46.6%.

Net income for the quarter increased 11% to $104.5 million from $94.5 million for the fourth quarter of fiscal 2003.

Net income per share on a fully diluted basis for the fourth quarter ended January 29, 2005 rose 19% to $1.15 versus $0.97 for the comparable period last year.

During the fourth quarter of fiscal 2004, Abercrombie & Fitch Co. repurchased
5.2 million shares of its Class A Common Stock as part of its previously announced stock repurchase program. The total cost of the common stock repurchased was $236.8 million.

2004 FISCAL YEAR FINANCIAL RESULTS

Net sales for the 2004 fiscal year increased 18% to $2.021 billion from $1.708 billion last year. Comparable store sales increased 2% for the year.

The gross income rate for the year was 45.1%, up 300 basis points from last year's rate of 42.1%.

Net income for the year increased 6% to $217.5 million from $205.7 million for fiscal 2003.

Net income for fiscal 2004 includes a $25.6 million ($0.27 per fully diluted share) non-recurring net of tax charge that reflects the previously announced settlement of three related diversity lawsuits.

Net income per share on a fully diluted basis for the fiscal year ended January 29, 2005 rose 11% to $2.29 versus $2.07 for last year.

During the year, Abercrombie & Fitch Co. repurchased 11.2 million shares of its Class A Common Stock. The total cost of the common stock repurchased was $434.7 million, an average price of $38.98 per share.

2005 OUTLOOK

In the current fiscal year, the Company plans to increase gross square-footage by approximately 9% by the end of fiscal 2005 primarily through opening flagship Abercrombie & Fitch stores in New York, Los Angeles and through the addition of approximately 55 new Hollister stores. In addition, the Company plans to convert approximately three Abercrombie & Fitch and five abercrombie kids stores into smaller formatted Hollister stores during fiscal 2005, the first of which is planned to open during the first quarter. The Company also expects to open approximately five RUEHL stores.

Assuming net sales growth of approximately 20% in 2005, management expects net income per share on a fully diluted basis for fiscal 2005 to be in the range of $2.80 to $3.00 per diluted share. This does not include the impact on 2005 net income per share resulting from the implementation of Statement of Financial Accounting Standards No. 123R, "Share Based Payments," which will be effective beginning in the third quarter of 2005.

OTHER DEVELOPMENTS

During the fourth quarter, the Company continued its store investment program through increased levels of visual presentation, service and store management training.

The Company established a European subsidiary and hired executives dedicated to the rollout of Abercrombie & Fitch stores in Europe, which is planned for 2006.

The Company plans to open a total of up to five Abercrombie & Fitch and Hollister stores in Canada during fiscal 2005.

The Company also opened its fourth RUEHL store at the Twelve Oaks Mall near Detroit.

During the fourth quarter, the Company initiated construction of its 33,826 gross square foot flagship Abercrombie & Fitch store located on the corner of 5th Avenue and 56th Street in New York and expects to open the store in the fall of 2005.

The Board of Directors declared a quarterly dividend of $0.125 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable March 22, 2005 to shareholders of record at the close of business on March 1, 2005.

RESTATEMENT OF FINANCIAL STATEMENTS

The Company will restate its consolidated balance sheets, consolidated statements of cash flows, and consolidated statements of income for certain prior periods to reflect a correction of an error in the manner in which the Company accounted for construction allowances from landlords of properties leased by the Company for its stores.

In prior periods, the Company's consolidated balance sheets have reflected the unamortized portion of construction allowances as a reduction of property and equipment instead of as a deferred lease credit. Further, in prior periods, the Company's consolidated statements of cash flows have reflected construction allowances as a reduction of capital expenditures within investing activities, rather than as an increase in deferred lease credits within operating activities.

Like many other publicly traded companies, the Company recently reviewed its accounting practices with respect to leasing transactions. As a result of this review, the Company determined that in order to comply with Statement of Financial Accounting Standards No. 13, "Accounting for Leases" and Financial Accounting Standards Board Technical Bulletin No. 88-1, "Issues Relating to Accounting for Leases," the Company would restate its consolidated balance sheets as of February 1, 2003 and January 31, 2004, and subsequent consolidated interim balance sheets, as well as interim consolidated balance sheets within the fiscal year ended January 31, 2004, to reflect the unamortized portion of construction allowances as a deferred lease credit rather than as a reduction to property and equipment.

The Company will also restate its consolidated statements of cash flows for the fiscal years ended February 2, 2002, February 1, 2003, and January 31, 2004, and for subsequent interim periods, as well as for interim periods within the fiscal year ended January 31, 2004, to present construction allowances within operating activities, rather than as a reduction of capital expenditures within investing activities.

Finally, the Company will restate its net income for the fiscal years ended February 2, 2002, February 1, 2003, and January 31, 2004, and for subsequent interim periods, as well as for interim periods within the fiscal year ended January 31, 2004. The adjustment for the restatement will affect net income each fiscal year by an amount which is less than $1.0 million.

The effect on the Company's January 31, 2004, consolidated balance sheet will be to increase property and equipment and establish a corresponding deferred lease credit in the amounts of $184.1 million and $187.5 million, respectively. The effect on the Company's February 1, 2003, consolidated balance sheet will be similar adjustments in the amount of $150.0 million and $154.3 million, respectively.

The impact on the Company's consolidated statements of cash flows will be to increase both "net cash provided by operating activities" and "net cash used for investing activities" by equal amounts. These adjustments will be $60.6 million for the fiscal year ended January 31, 2004, $54.3 million for the fiscal year ended February 1, 2003, and $45.2 million for the fiscal year ended February 2, 2002.

The Company will file a Form 8-K reporting these restatements under Item 4.02. and will file the restated consolidated financial statements as amendments to its periodic reports with the Securities and Exchange Commission on the appropriate forms as soon as practicable.


The Company operated 356 Abercrombie & Fitch stores, 171 abercrombie stores, 256 Hollister stores and 4 RUEHL stores as of 2004 fiscal year-end. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. To listen to the conference call, dial
(800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 718076; or for 12 months by visiting the Company's website at www.abercrombie.com.


                                     # # # #

For further information, call:    Thomas D. Lennox
                                  Director, Investor Relations and
                                  Corporate Communications
                                  (614) 283-6751

                                  Or

                                  Mike Woodworth
                                  Senior Financial Analyst, Investor Relations
                                  (614) 283-6156


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made in this Press Release or made by management of A&F, during the fourth quarter earnings conference call and webcast or otherwise, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "RISK FACTORS" in "ITEM 1. BUSINESS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and those described in A&F's other filings with the Securities and Exchange Commission, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2005 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release, made during the fourth quarter earnings conference call and webcast or otherwise made by management of A&F: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates and the resulting impact on consumer spending patterns, including, but not limited to, any effects of acts of terrorism, military actions or other hostilities; the impact of ongoing competitive and pricing pressures in the apparel industry; risks associated with the seasonality of the retail industry; risks related to customer acceptance of the Company's merchandise and the ability to develop new merchandise; risks and uncertainties associated with the Company's new store concept(s); effective management of the Company's growth; changes in weather patterns; the effects of severe weather or natural disasters; unanticipated postal rate increases and changes; paper and printing costs; market price of key raw materials; the ability to source product in a timely manner from our global supplier base; political stability; currency and exchange rate risks and changes in existing or potential duties, tariffs or quotas; the availability of suitable store locations at appropriate terms; the ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release or the fourth quarter earnings conference call and webcast will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                           ABERCROMBIE & FITCH CO.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED JANUARY 29, 2005 AND THIRTEEN WEEKS ENDED JANUARY 31, 2004
                     (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                 (UNAUDITED)                      (RESTATED)
                                         ---------------------------       --------------------------
                                           2004           % of Sales         2003          % of Sales
                                         ---------        ----------       ---------       ----------
Net Sales                                $ 687,254             100.0%      $ 560,389            100.0%
                                         ---------        ----------       ---------       ----------

Gross Income                               337,036              49.0%        261,388             46.6%

Gen'l, Admin. & Store Oper. Exp            166,449              24.2%        106,734             19.0%
                                         ---------        ----------       ---------       ----------

Operating Income                           170,587              24.8%        154,654             27.6%

Interest Income, Net                        (1,301)             -0.2%         (1,099)            -0.2%
                                         ---------        ----------       ---------       ----------

Income Before Income Taxes                 171,888              25.0%        155,753             27.8%

Income Tax Expense                          67,380               9.8%         61,250             10.9%

  Effective Rate                              39.2%                             39.3%
                                         ---------                         ----------

Net Income                               $ 104,508              15.2%      $  94,503            16.9%
                                         ---------        ----------       ---------       ----------

Net Income Per Share:
  Basic                                  $    1.19                         $    0.98
  Fully Diluted                          $    1.15                         $    0.97


Weighted Average Shares Outstanding
  Basic                                     87,640                            96,105
  Fully Diluted                             90,750                            97,839


                            ABERCROMBIE & FITCH CO.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   FIFTY-TWO WEEKS ENDED JANUARY 29, 2005 AND
                     FIFTY-TWO WEEKS ENDED JANUARY 31, 2004
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                 (UNAUDITED)                    (RESTATED)
                                          --------------------------    ---------------------------
                                              2004        % of Sales       2003          % of Sales
                                          -----------     ----------    -----------      ----------
Net Sales                                 $ 2,021,253         100.0%    $ 1,707,810         100.0%
                                          -----------      --------     -----------       -------

Gross Income                                  911,648          45.1%        718,361          42.1%

Gen'l, Admin. & Store Oper. Exp               562,158          27.8%        385,764          22.6%
                                          -----------      --------     -----------       -------

Operating Income                              349,490          17.3%        332,597          19.5%

Interest Income, Net                           (5,218)         -0.3%         (3,708)         -0.2%
                                          -----------      --------     -----------       -------

Income Before Income Taxes                    354,708          17.5%        336,305          19.7%

Income Tax Expense                            137,219           6.8%        130,625           7.6%

  Effective Rate                                 38.7%                         38.8%
                                          -----------                   -----------

Net Income                                $   217,489          10.8%    $   205,680          12.0%
                                          -----------      --------     -----------       -------

Net Income Per Share:
  Basic                                   $      2.34                   $      2.12
  Fully Diluted                           $      2.29                   $      2.07

Weighted Average Shares Outstanding:
  Basic                                        92,780                        96,833
  Fully Diluted                                95,110                        99,580

                             ABERCROMBIE & FITCH CO.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                  (UNAUDITED)           (RESTATED)
ASSETS                                         JANUARY 29, 2005      JANUARY 31, 2004
------                                         ----------------      ----------------
Current Assets
        Cash and Marketable Securities            $  350,367            $  521,073
        Receivables                                   26,127                 7,197
        Inventories                                  211,199               170,703
        Store Supplies                                36,536                29,993
        Other                                         28,048                23,689
                                                  ----------            ----------

Total Current Assets                                 652,277               752,655

Property and Equipment, Net                          681,312               630,022

Other Assets                                           8,413                   552
                                                  ----------            ----------

TOTAL ASSETS                                      $1,342,002            $1,383,229
                                                  ----------            ----------


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
        Accounts Payable                          $  137,336            $   91,364
        Accrued Expenses                             206,588               138,232
        Deferred Lease Credits                        29,777                30,936
        Income Taxes Payable                          34,687                50,406
                                                  ----------            ----------

Total Current Liabilities                            408,388               310,938
                                                  ----------            ----------

Long-Term Liabilities
        Debt                                            --                    --
        Deferred Income Taxes                         40,214                18,152
        Deferred Lease Credits                       180,275               156,542
        Other                                         31,241                28,388
                                                  ----------            ----------

Total Long-Term Liabilities                          251,730               203,082
                                                  ----------            ----------

Total Shareholders' Equity                           681,884               869,209
                                                  ----------            ----------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                             $1,342,002            $1,383,229
                                                  ----------            ----------